Exhibit 99.1

Press Release

NAS Acquisition, Inc. Announces Intent to Enter into Share Exchange and Plan of Reorganization with On the Move Corporation

FOR IMMEDIATE RELEASE
Boynton Beach, Florida - November 26, 2014 - NAS Acquisition, Inc. ("NAS" or the "Company") a publicly reporting company, announced today that the Company has signed a letter of intent with Boynton Beach based On the Move Corporation ("On the Move") to enter into a share exchange and plan of reorganization that will result in On the Move shareholders owning 98 percent of the outstanding shares of common stock and all shares of the preferred stock of the reorganized Company. The transaction is subject to the execution of definitive documents, an effective registration statement with the SEC and the reconfirmation of investors in the Company's offering and approval of the Company's shareholders. After the transaction is closed, expected sometime in early 2015, the Company anticipates initiating all the necessary steps to commence public trading of its common stock, including, but not limited to the filing of a FINRA Form 15c2-11.

On the Move Corporation was founded in 2014 to engage in the acquisition of convenience stores in the State of Florida under the On the Move brand. It currently owns and operates five retail outlets in Lake, Orange and Palm Beach county, Florida. Its stores offer a selection of food, including national chains such as Dunkin Donuts, Subway, GodFathers Pizza, sandwiches; beverage and tobacco products; health and beauty aids; automotive products; and other nonfood items. In addition, it is involved in the retail sale of gasoline or gasohol on a self-service basis. On the move intends to acquire additional convenience stores in Florida because it believes the State of Florida offers the greatest opportunity for growth and expansion over the next 20 years. Currently the State of Florida consumes over 12 billion gallons of gas on an annual basis and grows by 1000 new residents each day.

About Nas Acquisition Inc.
NAS Acquisition Inc., is a publicly reporting company that is founded and incorporated in Nevada in 2014, which is seeking to acquire a business opportunity with entities which have recently commenced operations, or wish to utilize the public marketplace in order to raise additional capital in order to expand into new products or markets, to develop a new product or service, or for other corporate purposes. Nas Acquisition Inc. will not restrict its search to any specific business, industry, or geographical location and the company may participate in a business venture of virtually any kind or nature.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Words such as "believes," "anticipates,"  "plans,"  "expects,"  "intend,"  "will," "goal," "potential"  and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and NAS or On the Move has no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

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Contact:
Russell Parker - EVP/Director
On the Move Corporation
12355 Hagen Ranch Road Suite 604, Boynton Beach, FL 33437
561.732.4670 Office 561.732.8698 Fax www.onthemovecorp.com rparker@onthemovecorp.com